EXHIBIT 15

Independent Registered Public Accounting Firm’s Acknowledgement Letter

The Shareholders and Board of Directors
State Street Corporation

We are aware of the incorporation by reference in Registration Statements (Form S-3: No. 333-132606 and Form S-8: Nos. 333-100001, 333-99989, 333-46678, 333-36793, 333-36409, 33-57359, 33-55615 and 2-68696), of our reports dated May 3, 2007 and August 2, 2007 relating to the unaudited condensed consolidated interim financial statements of State Street Corporation that are included in its Forms 10-Q for the quarters ended March 31, 2007 and June 30, 2007.

Under Rule 436(c) of the 1933 Act, our report is not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the 1933 Act.

Boston, Massachusetts
August 2, 2007